EXHIBIT 99.1
Index to Financial Statements and Supplemental Schedules of the
IMAX Corporation 401(k) Retirement Plan

Page(s)
Report of Independent Registered Public Accounting Firm	5

Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	6

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2006	7

Notes to Financial Statements	8–13

Additional Information

Schedule of Assets (Held at End of Year) as of December 31, 2006	14

Schedule 4a — Schedule of Delinquent Participant Contributions	15

Schedule G – Schedule of Non-exempt Transactions	16

*	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act (“ERISA”) of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
IMAX Corporation 401(k) Retirement Plan
In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of IMAX Corporation 401(k) Retirement Plan (the “Plan”) at December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year), Schedule of Delinquent Participant Contributions, and Schedule of Non-exempt Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Buffalo, New York
May 9, 2008

IMAX Corporation 401(k) Retirement Plan
Statements of Net Assets Available for Benefits
December 31, 2006 and 2005

	2006	2005
Assets
Investments at fair value
Interest-bearing cash	$137	$521
IMAX common stock	2,219	9,466
Common collective trust	1,353,069	1,455,739
Mutual funds	5,992,190	5,681,958
Participant loans	72,686	39,275

Total investments	$7,420,301	$7,186,959

Contributions
Participant	$42,790	$12,557
Employer	93,659	64,210
Other (Note 7)	—	399

Total receivables	$136,449	$77,166

Total assets	$7,556,750	$7,264,125

Liabilities
Refunds from overcontribution (Note 9)	$6,720	$—

Net Assets
Net assets available for benefits at fair value	$7,550,030	$7,264,125

Adjustment from fair value to contract value for interest in the ABN AMRO Income Plus Fund collective trust relating to fully benefit-responsive investment contracts	6,341	71,648

Net assets available for benefits at contract value	$7,556,371	$7,335,773

The accompanying notes are an integral part of these financial statements.

IMAX Corporation 401(k) Retirement Plan
Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2006

2006
Additions to net assets
Net appreciation in fair value of investments (Note 3)	$207,840
Interest and dividends	616,561

Contributions
Employer’s	216,000
Participants’	558,381

Total contributions	$774,381

Total additions	$1,598,782

Deductions from net assets attributed to
Benefits paid to participants	$1,376,648
Administrative expenses	1,536

Total deductions	$1,378,184

Net increase in net assets available for benefits	$220,598

Net assets available for benefits
Beginning of year	$7,335,773

End of year	$7,556,371

The accompanying notes are an integral part of these financial statements.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2006 and 2005
1.	Description of the Plan

The following brief description of the IMAX Corporation 401(k) Retirement Plan (the “Plan”) is provided for general information purposes only. For a more complete description of the Plan’s provisions, participants should refer to the Plan agreement.

General

The Plan was established by IMAX Corporation (the “Company”) effective January 1, 1993. The Plan is a defined contribution retirement plan covering all eligible employees of the Company who are not covered by a collective bargaining agreement, and is subject to the provisions of the Employee Retirement Income Security Act (“ERISA”) of 1974 and the Internal Revenue Code.

Eligibility

Employees of the Company are eligible to participate in the Plan after completing one year and at least 1,000 hours of service and are twenty-one years of age.

Contributions

The Plan allows participants to contribute an amount up to 60% of their annual compensation, not to exceed the ceiling imposed by the Internal Revenue Service of $15,000 for 2006, as prescribed by the Plan Agreement. Participants may contribute to the Plan any portion of lump-sum distributions received from other qualified plans when the contributions qualify as a tax-free rollover. A participant who has attained age 50 before the close of the respective Plan year, is eligible to make unmatched catch-up contributions up to a maximum of $5,000 for 2006. The Company will match 100% of the participants’ contributions, not to exceed 2% of their total compensation. Additionally, employer contributions may be contributed at the discretion of the Company’s management. In March 2007, the Company made discretionary contributions in an amount of $83,420, to the 2006, 2005 and 2004 Plan years ($51,462 for 2006; $17,475 for 2005; $14,483 for 2004). Included in these contributions are $2,347 of earnings representing the return on the contributions for the period between the grant date of the discretionary contributions and the date the contributions were made to the Plan.

Vesting

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the employer contribution portion of their accounts is based on years of continuous service as follows:

Vesting
Years of Service	Percentage
Less than 1	0%
1	25%
2	50%
3 or more	100%
Participants will be immediately vested upon the occurrence of certain events such as reaching normal retirement age, reaching early retirement age and completing 5 years of vesting service, becoming disabled and upon death.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2006 and 2005
1.	Description of Plan (cont’d)

Participant accounts

Separate accounts are maintained for each Plan participant. Participants may direct the investment of their contributions in 1% increments in any of several investment fund alternatives, which include mutual funds, a common collective trust and the IMAX stock fund.

Participants may, in accordance with the rules of the Plan, transfer existing balances among the available investments funds, and/or redirect their current contributions into different funds, daily. A participant may increase or decrease, at any time, the percentage of salary reduction elected, effective the first day of each payroll period. Contributions may be suspended at any time.

Each participant’s account is credited with the participant’s and the Company’s contributions and investment earnings, and charged with investment losses. The benefit to which a participant is entitled is equal to the amount of the participant’s vested account balance.

Participant loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are collateralized by the balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined annually by the plan administrator. The loans outstanding at December 31, 2006 bear interest rates at 5.00% — 8.25% (5.00% — 7.25% for 2005). Loans may not exceed 5 years and home loans may not exceed 10 years.

Benefit provisions

Normal retirement age is 65, at which time participants are entitled to 100% of their account balance. Vested amounts are distributable upon termination, death, undue financial hardship or the termination of the Plan.

Forfeitures

Participants not fully vested in employer contributions upon termination of employment forfeit their non-vested balances when they incur a forfeiture break in service. A forfeiture break in service is a period of five consecutive vesting service periods in which a participant completes fewer than a minimum number of hours, as defined by the Plan, in each vesting service period comprising the five-year period. The forfeitures are retained in the Plan and are used to either pay administrative expense or reduce future employer contributions payable under the Plan. At December 31, 2006 and 2005, unallocated forfeited non-vested accounts totaled $12,694 and $11,628, respectively. During 2006 and 2005, $221 and $0 of forfeited unallocated assets were used to reduce employer contributions or pay administrative expenses, respectively.

Administrative expenses

Administrative expenses incurred in connection with the administration of the Plan are generally paid for by the Company. Other administrative expenses incurred related to specific transactions requested by participants and are paid for out of the respective participant accounts. The total amount of administrative expenses paid by plan participants as of December 31, 2006 was $ 1,536.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to terminate the Plan at any time subject to the provisions of ERISA. In the event of Plan termination, participants would become fully vested in their accounts as of the effective date of termination.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2006 and 2005
2.	Summary of Significant Accounting Policies

Basis of accounting

The accounts of the Plan are maintained on the accrual basis of accounting.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Benefit payments

Benefits are recorded when paid.

Investment valuation and income recognition

Investments are reported at fair value. Investments in the common stock of IMAX Corporation, which are traded on the New York Stock Exchange, are valued using the last reported sales price prior to close of the Plan year. Investments in mutual funds are valued at the net asset value of shares held at the end of the Plan year. Investments in common collective trust funds are valued at fair value as reported in the year-end audited financial statements. Interest-bearing cash includes money market accounts valued at the net asset value of shares held by the Plan at year-end.

Loans to participants are valued at cost, plus accrued interest which approximates fair value.

Investment income of IMAX common stock, the mutual funds, and the common collective trust funds are allocated to participants based on their proportionate share of the net assets of the respective investment fund. Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment in the collective trust as well as the adjustment of the investment in the collective trust from fair value to contract value relating to the investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis. The December 31, 2005 statement of net assets has been retroactively adjusted in accordance with the FSP.

Risk and uncertainty

Investments are exposed to various risks, such as interest rate and market risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risk in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2006 and 2005
2.	Summary of Significant Accounting Policies (cont’d)

New Accounting Pronouncement

In September 2006, the FASB issued SFAS No.157, Fair Value Measurements (the “Standard”). The Standard defines fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. The Standard applies to fair value measurements already required or permitted by existing standards. The Standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating what impact the adoption of the Standard will have on the financial statements.

3.	Investments

On December 31, the following presents investments that represent 5% or more of the Plan’s net assets at fair value:

	2006	2005
ABN AMRO Income Plus	$393,898	$649,798
ABN AMRO S&P 500 Index	—	877,589
Aston Balanced N Fund	423,398	601,057
Aston/ABM AMRO Growth N Fund	1,264,833	1,538,796
Calvert Social Inv Fund EQ	660,297	712,579
Columbia Acorn A Fund	420,741	342,688
Evergreen Special Value A	518,690	427,497
Mutual Discovery R	423,913	319,148
MFS Research International A	1,045,580	782,593
Principal S&P 500 Index	965,512	—
The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in fair value of investments, which consists of the realized gains and losses from the sale of investments and the unrealized appreciation (depreciation) on investments. The Plan’s investments appreciated (depreciated) in value as follows:

Year Ended
2006
Mutual funds	$210,401
IMAX common stock	(2,561)

$207,840

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2006 and 2005
4.	Related Party Transactions

Effective July 1, 2004, the Plan allowed participants to invest in shares of the IMAX Stock Fund. The Fund normally keeps over 95% of the assets in IMAX common stock with the remaining assets held in a money market fund. As at December 31, 2006, there were 593 (2005 — 1,330) shares outstanding in IMAX common stock. During 2006, 380 (2005 — 1,430) shares of IMAX Common Stock were purchased and 1,117 (2005 — 100) shares were sold.

Loans to participants as of December 31, 2006 and 2005 were $72,686 and $39,275, respectively and are also considered party in interest transactions.

5.	Tax Status

The Internal Revenue Service (“IRS”) issued a favorable determination letter on October 9, 2003 regarding the qualified and tax-exempt status of the Plan under Section 401 and 501 of the Internal Revenue Code. Subsequent to receipt of the favorable determination letter, the Plan was amended. The plan administrator and the Plans tax counsel are of the opinion that the amendments did not affect the qualified and tax-exempt status of the Plan and, accordingly, no provision has been made for income taxes.

Participants are not subject to federal or state income tax on employer matching contributions and pre-tax participant salary reduction contributions until such contributions are withdrawn or distributed. Participants are also not subject to federal or state income tax on the earnings and appreciation of the assets of the Plan until such amounts are withdrawn or distributed.

6.	Distributions of Excess Participants Contributions

For purposes of complying with the participation and discrimination rules set forth in Section 401(k)(3) of the Internal Revenue Code, certain contributions from “highly compensated” participants were deemed to exceed allowable deferral limits for the year ended December 31, 2004 by $23,797. These excess contributions were refunded during 2005. In 2006, $6,720 of excess contributions occurred and were refunded in 2007.

7.	Non-Exempt Transactions

The Company was not in compliance with Regulation 2510.3-102 of the Department of Labor regarding the timely remittance of employee contributions withheld in February 2005, April 2005, and August 2005 to the Plan. Regulation 2510.3-102 requires that contributions by employees be remitted to the Trustee as soon as possible but no later than the 15th business day following the end of the month. The Company remitted the employee contributions for February 2005 in March 2005, for April 2005 in May 2005, and for August 2005 in September 2005, and was therefore not in compliance. The Company filed Form 5330 on September 1, 2006. All penalties and interest were paid. Lost earnings of $399 were remitted to the Plan by the Company on July 6, 2006.

In addition, the Company was not in compliance with Regulation 2510.3-102 of the Department of Labor regarding the timely remittance of discretionary employer contributions relating to the 2004, 2005 and 2006 Plan years. The Company remitted corrections to the discretionary contributions in February of 2007. All penalties and interest were paid. Lost earnings of $2,347 were remitted to the Plan on February 8, 2007.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2006 and 2005
8.	Unregistered Sale of IMAX Common Stock

The Plan has offered IMAX common stock to participants as an investment option effective July 1, 2004. The stock was required to be registered with the Securities and Exchange Commission prior to offering to participants. The Company filed a Form S-8 on June 7, 2006 to register the shares to be offered under the Plan. The Plan sponsor may be subject to claims for rescission of acquisitions of shares of the Plan sponsor’s common stock under applicable securities laws during the one year following the date of acquisition of the shares, the statute of limitations period that the Plan sponsor believes may apply to claims for rescission under applicable federal laws. The prospectus mailed to participants included disclosure of this matter. No actions have been taken by participants as of March 31, 2008.

9.	Reconciliation to Schedule H of Form 5500

Investments are presented in the Company’s financial statements at their fair value. Schedule H of Form 5500 presents investments at contract value. As disclosed in the Company’s Statement of Net Assets Available for Benefits, the adjustment from fair value to contract value is $6,341 at December 31, 2006.

IMAX Corporation 401(k) Retirement Plan
Scedule of Assets (Held End of Year) as of December 31,2006

		(c)
		Description of Investment,
		Including
		Maturity Date,
(b)		Interest Rate,	Number	**	(e)
Lendor, Identity of Issue,		Collateral,	of Shares/	(d)	Fair
(a) Borrower, or Similar Party		Par or Maturity Value	Units	Cost	Value

Interest Bearing Cash:
*	Liquidity Fund	Interest Bearing Cash			137

Common Stock:
*	IMAX Stock	Common Stock	593		2,219

Common Collective Trust:
*	ABN AMRO Income Plus Fund	Common Collective Trust	64,165		387,557
*	Principal Trust S&P 500 Index Fund	Common Collective Trust	161,018		965,512

					1,353,069

Mutual Funds:
*	Aston Balanced N Fund	Mutual Funds	56,832		423,398
*	Aston/ABM AMRO Growth N Fund	Mutual Funds	62,276		1,264,833
*	Aston/TCH Inv Grade Bond N Fund	Mutual Funds	18,141		165,810
*	Aston/Optimum Mid Cap N Fund	Mutual Funds	2,449		66,202
*	AM Funds Fdmntl Inv R4	Mutual Funds	3,921		156,800
*	Calvert Social Inv Fund EQ	Mutual Funds	17,702		660,297
*	Columbia Acorn A Fund	Mutual Funds	14,498		420,741
*	Evergreen Special Value A	Mutual Funds	18,951		518,690
*	Federated Kaufmann A	Mutual Funds	3,003		16,998
*	Mutual Discovery R	Mutual Funds	14,159		423,913
*	Hotchkis Wiley Mid Cap Value A	Mutual Funds	4,518		134,059
*	MFS International New Discovery A	Mutual Funds	6,865		187,694
*	MFS Research International A	Mutual Funds	54,401		1,045,580
*	PIMCO Real Return Bond A	Mutual Funds	10,106		107,634
*	Pioneer High Yield A	Mutual Funds	10,144		109,757
*	RS Partners Fund	Mutual Funds	2,576		90,272
*	T Rowe Price Spectrum Income	Mutual Funds	16,367		199,512

					5,992,190

Participant Loans:
*	Participant Loans	Qualified participant loans issued; Interest rates at 5.00% - 8.25%; Range of maturities range between 5 — 10 years			72,686

		Total Investments			7,420,301

*	Denotes party-in-interest.

**	Cost omitted for these investments as they are participant-directed.

IMAX Corporation 401(k) Retirement Plan
Schedule 4a — Schedule of Delinquent Participant Contributions
For the Year Ended December 31, 2006
Total that Constitute Non-exempt Prohibited Transactions

Participant		Contributions	Contributions	Total Fully
Contributions	Contributions	Corrected	Pending	Corrected under
Transferred Late	Not	Outside	Correction in	VFCP and PTE
to Plan	Corrected	VFCP	VFCP	2002-51
$ 52,830	$ —	$ 52,830	$ —	$ —

Certain participants’ contributions to the Plan, for the months of February, April and August of 2005, amounting to $52,830 in total, were not remitted in the month following the pay period in which funds were withheld. All penalties and interest were paid. Lost earnings of $399 were remitted to the Plan on July 6, 2006. The Company filed Form 5330 on September 1, 2006.

IMAX Corporation 401(k) Retirement Plan
Schedule G — Schedule of Non-exempt Transactions
For the Year Ended December 31, 2006

Identity of party involved	Relationship to plan, employer or other party-in- interest

Employer	Employer

Description of transactions including maturity date, rate of interest, collateral, par or maturity value

The Company was not in compliance with Regulation 2510.3-102 of the Department of Labor regarding the timely remittance of discretionary employer contributions relating to the 2004, 2005 and 2006 Plan years. The Company remitted corrections to the discretionary contributions in February of 2007. All penalties and interest were paid. Lost earnings of $2,347 were remitted to the Plan on February 8, 2007.

Expenses Incurred
in Connection with
Purchase Price	Selling Price	Lease Rental	Transaction
$ N/A	$ N/A	$ N/A	$ N/A

Net Gain or (loss)
	Current Value of	on Each
Cost of Asset	Asset	Transaction
$ 30,560	$ 32,907	$ 2,347